UNITED STATES BANKRUPTCY COURT
                           NORTHERN DISTRICT OF TEXAS
                                 DALLAS DIVISION

IN RE:

McNEIL REAL ESTATE FUND                              Case No. 394-33903-HCA-11
XXIII, L.P.,
                                                                    Chapter 11
       Debtor




                              ORDER CONFIRMING PLAN
                              ---------------------

       The  First  Amended  Plan  of  Reorganization  under  Chapter  11 of  the

Bankruptcy  Code filed by McNeil  Real Estate Fund  XXIII,  L.P.  ("Debtor")  on

January 27, 1995, as modified by Modifications of Debtor's First Amended Plan of

Reorganization  filed on February 7, 1995, Debtor's Second Motion to Modify Plan

filed on April 12,  1995,  and  Debtor's  Emergency  Third Motion to Modify Plan

filed on May 10, 1995 (the "Plan") or a summary thereof, having been transmitted to creditors and equity security holders; and

       It having been determined after hearing on notice that the   requirements

for  confirmation  set  forth  in  11  U.S.C.1129 (a)  have  been  satisfied  as follows:

       1. The Plan complies with the applicable provision of Title 11 of the United States Code (the "Bankruptcy Code");

       2. The Plan proponent, the Debtor, has complied with the applicable provisions of the Bankruptcy Code;

       3. The Plan has been proposed in good faith and not by any means forbidden by law;

       4. Payments made or to be made by the Debtor for services or for costs and expenses in or in connection with the Plan or case have been approved by or are subject to the approval of the Court;

       5. The Debtor has disclosed the identities of insiders to be retained by the reorganized Debtor;

       6.     No governmentally regulated rates are involved in the case;


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       7.     Each  impaired  Class of Claims or Interests has accepted the Plan as a result of the change of votes of the Class 5 Creditors to accept the Plan, which is hereby approved;

       8. Each Class of Claims or Interests has accepted the Plan or is not impaired under the Plan;

       9. Claims entitled to priority under 11 U.S.C.507(a)(1)-(7) will be paid in full on the Effective Date;

       10. At least one Class of impaired Claims has accepted the Plan without including any acceptance of the Plan by an insider;

       11. Confirmation of the Plan is not likely to be followed by the liquidation, or need for further financial reorganization of the Debtor;

       12. All fees payable under 28 U.S.C. 1930, have been paid or the Plan provides for the payment of such fees on the Effective Date;

       13.    No retiree benefits are involved in this case;

       The Court further  determines that it has  jurisdiction  over this matter which a core proceeding pursuant to 28 U.S.C. 156(b)(2)(A), (L), and (O).

       The Debtor's  Emergency Third Motion to Modify Plan is hereby granted and the Court determines that such modifications do not require further solicitation of acceptances or rejections.

Therefore, it is

       ORDERED  that  the Plan is  CONFIRMED.

       A copy of the  confirmed  plan is attached.

       SIGNED the 17th day of May, 1995.

                                                /s/  Harold C. Abramson
                                            --------------------------------
                                            THE HONORABLE HAROLD C. ABRAMSON
                                            UNITED STATES BANKRUPTCY JUDGE